FORM 8-A/A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               NFO WORLDWIDE, INC.
                               -------------------
             (Exact name of registrant as specified in its charter)

       Delaware                                                  06-1327424
       --------                                                  ----------
(State of incorporation                                       (I.R.S. Employer
   or organization)                                          Identification No.)

     2 Pickwick Plaza, Suite 400
        Greenwich, Connecticut                                     06830
        ----------------------                                     -----
(Address of principal executive offices)                         (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class               Name of each exchange on which
           to be so registered               each class is to be registered
           -------------------               ------------------------------
           Rights to Purchase                New York Stock Exchange
           Series A Preferred Stock

     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

        Securities to be registered pursuant to Section 12(g) of the Act:
                                      None

                                     Page 1
                       This documents consists of 4 pages.
           The exhibit index is contained on page 4 of this document.

Item 1.    Description of Registrant's Securities to be Registered.

           Subject to the following paragraph, the description of the Rights to Acquire Series A Preferred Stock (the "Rights") is set forth under the heading "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on October 6, 1998 which description is incorporated herein by reference.

           On December 20, 1999, NFO Worldwide, Inc. (the "Company"), entered into an Amendment to Rights Agreement (the "Amendment"), to amend the Shareholder Rights Agreement dated October 5, 1998 (the "Rights Agreement"), in order to provide that the Agreement and Plan of Merger (the "Merger Agreement") executed with The Interpublic Group of Companies, Inc. ("IPG"), on December 20, 1999, would not (i) result in IPG being deemed to be an Acquiring Person (as defined in the Rights Agreement) or (ii) constitute a Shares Acquisition Date (as defined in the Rights Agreement), a Separation Date (as defined in the Rights Agreement), or a Triggering Event, in each case under the terms of the Rights Agreement.

           The Amendment also provides that the Expiration Date (as defined in the Rights Agreement) shall occur at or prior to the earliest to occur of (i) October 15, 2008, (ii) the date on which the Rights are redeemed as provided in
Section 23 thereof, (iii) the time at which such Rights are exchanged as provided in Section 24 thereof or (iv) the Effective Time (as defined in the Merger Agreement). A copy of the Amendment to Rights Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 2.    Exhibits.

           The following exhibits are filed as part of this Registration Statement on Form 8-A:

           1        Amendment to Rights Agreement, dated December 20, 1999.

                                    SIGNATURE


           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        NFO WORLDWIDE, INC.
                                        (Registrant)


                                        By: /s/ Patrick G. Healy
                                        ------------------------
                                        Patrick G. Healy
                                        President - Corporate Product/Systems
                                        Development and Chief Financial Officer

Date: December 23, 1999

                                INDEX TO EXHIBITS

                                                           Sequentially
     Exhibit                                                 Numbered
     Number                    Exhibit                         Page
     ------                    -------                         ----

       1           Amendment to Rights Agreement, dated
                   December 20, 1999.